Contacts: Pioneer
                                        Tim Martin
                                        (515) 334-6837

                                        DuPont
                                        Tom Barry
                                        (302) 992-6285

     DuPont and Pioneer Hi-Bred International Form Alliance

     Chicago (August 7)...DuPont and Pioneer Hi-Bred
International today announced an agreement to form a research alliance and separate joint venture company to speed the discovery, development and delivery of new crops that benefit farmers, livestock producers and consumers worldwide.

     As part of this agreement, DuPont will invest $1.7 billion in Pioneer, ultimately owning 20 percent of its stock for $104 per share and will have two of the 15 seats on Pioneer's board of directors. Pioneer will use the proceeds to buy back its own stock.

     This agreement also includes a 16-year stand-still and corporate governance agreement.

     "This linkage with DuPont will enable Pioneer as an independent company to team with a leading agricultural technology provider to meet the changing needs of crop producers and end users of grain and oilseeds," said Charles S. Johnson, chairman, president and chief executive officer of Pioneer.

     Farmers will benefit from this alliance by being able to grow new, higher-value crops for specific uses; livestock producers will use grain from the crops to improve efficiency and product quality; consumers will benefit from healthier, more nutritious food and food ingredients, as well as from the long-term prospects of using more products made from renewable resources.

     "This alliance, with one of the world's leading plant genetics companies, is an investment in the future of biotechnology, and demonstrates our commitment to continue building DuPont's life sciences businesses in a way that adds value to shareholders, customers and society at large," said John
A. Krol, president and chief executive officer of DuPont.

     "Life sciences used to be a matter of classical biology, chemistry and genetics," said Mr. Krol, "but today the skills needed to pursue both biotechnology and materials businesses like chemicals and polymers are overlapping at a rapid rate. DuPont and Pioneer will integrate DuPont's recognized strengths in materials sciences and biotechnology with Pioneer's global strength in corn and oilseed genetics to create a new generation of products for agriculture.

     "Pioneer and DuPont share a vision for a future that includes adding value to grain and oilseeds for those traditionally involved in food and feed production, and improving the quality of countless products now based on commodity grains or petrochemicals. The research capabilities that will be brought to bear on agricultural products through this alliance will be unparalleled in our industry," said Mr. Johnson. "A revolution is underway in improving crop genetics, which has the potential to benefit everyone. This venture will be a catalyst for that revolution and will create a premier plant sciences program."

     "The world agriculture market is changing at a terrific pace," said Mr. Johnson. "It is clear Pioneer and DuPont have the people, technology and access to world crop production systems to anticipate and meet the demands of this dynamic market place."

     The alliance will create one of the worlds largest private agricultural research and development collaborations. The two companies will collectively invest more than $400 million in agricultural research next year. A portion of those budgets will support the joint venture directly, with collaborative research in genetic modification of corn, soybeans and other oilseeds to improve their oil, protein and carbohydrate composition. Both companies can also apply discoveries and technology gained from the alliance to enhance traditional products such as hybrid seed or crop protection chemicals.

     The equally owned joint venture company, Optimum Quality Grains will bring the improved products to customers. The joint venture includes DuPont Agricultural Products' Quality Grains business and Pioneer's Nutrition Industry Markets business. Both are based in Des Moines, Iowa.

     William F. Kirk, vice president and general manager of DuPont Agricultural Products said the two companies already have complementary technologies that resulted in improved quality products. Examples include DuPont's Optimum[R] high-oil corn and high-oleic soybeans, and Pioneer's low linolenic soybeans, high-oil corn and high-oil sunflowers. About one million acres of Optimum[R] high-oil corn will be produced in the United States this year. This corn contains nearly twice as much oil as traditional corn, which helps livestock producers improve the quality and efficiency of their feed.

     In connection with the transaction, DuPont anticipates it will take a one-time, non-cash charge to earnings. The charge involves an accounting write-off assigned to in-process research and development, and is not expected to exceed $1 billion. Going forward, DuPont would expect 1998 earnings dilution of less than two percent. DuPont intends to fund the transaction with cash flow from operations and borrowings, as appropriate.

     In addition to its biotechnology-based business, DuPont Agricultural Products is a leading world supplier of crop protection products, which are not part of the alliance. Based in Wilmington, Del., DuPont Agricultural Products is a business unit of DuPont (NYSE:DD), a global chemical, energy and life sciences company.

     Pioneer Hi-Bred International, Inc. (NYSE:PHB) is the world's leading supplier of agricultural genetics and is a leading integrator of agricultural technology. Headquartered in Des Moines, Iowa, Pioneer develops, produces and markets a full line of seeds, microbial products and services to farmers, grain processors and other customers worldwide. B.T. Wolfensohn Group acted as financial advisor to DuPont and Lazard Freres & Co. LLD acted as financial advisor to Pioneer.

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     Pioneer announced with respect to the equity investment by
DuPont announced earlier today, that Pioneer intends as required under the agreement to commence a Dutch auction self tender offer promptly following completion of the DuPont investment. The DuPont Investment is scheduled to close after satisfaction of closing conditions including the expiration of the Hart-Scott waiting period.